Exhibit 99-77C

Annual Meeting Results (Unaudited)

      The Fund held its 2006 annual meeting of shareholders on April 5, 2006, to elect directors of the Fund.

      The results of voting were as follows (by number of shares):

For nominees to the Board of Directors:

William J. Morgan(1)
   In favor:                                                               2,562
   Withheld:                                                                   1

George D. Woodard(1)
   In favor:                                                               2,562
   Withheld:                                                                   1

John F. Williamson(2)
   In favor:                                                          11,587,856
   Withheld:                                                             142,540

Daniel A. Grant(2)
   In favor:                                                          11,588,316
   Withheld:                                                             142,080

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(1)   Elected by holders of the Fund's Auction Rate Preferred Stock voting separately as a class.

(2) Elected by holders of the Fund's Auction Rate Preferred Stock and Common Stock voting together as a single class.